EXHIBIT 10.25

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), is made by and between Jonathan Mayhew on behalf of himself, his agents, heirs, executors, administrators, attorneys and successors (collectively, “Mr. Mayhew”), and Ontrak, Inc. and any entity related to it in the present or past including, without limitation, its predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions, as well as the directors, committees, and employees, directors, officers, advisors and agents of Ontrak and each of its affiliates (collectively “Ontrak”).

WHEREAS, Mr. Mayhew has elected to resign his employment with Ontrak effective August 12, 2022;

WHEREAS, Mr. Mayhew and Ontrak have elected to resolve any issues arising out of Mr. Mayhew’s employment with Ontrak or the termination of that employment; and

WHEREAS, Mr. Mayhew and Ontrak have considered their rights, options and alternatives under the Agreement.

Now, therefore, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.    Transition Period. Mr. Mayhew has served as Ontrak’s Chief Executive Officer (“CEO”) since April 12, 2021, but has indicated that he intends to leave his employment at Ontrak effective August 12, 2022 and continue transition though October 31, 2022 (“Transition Period”). However, Ontrak will continue to pay Mr. Mayhew’s salary, pursuant to Paragraph 3.3 of the Employment Agreement entered into by Mr. Mayhew and Ontrak on April 12, 2021 (the “Employment Agreement”), until October 31, 2022. These salary payments will be referenced herein as the “Transition Payments”. Mr. Mayhew agrees that but for his agreement to the terms of this Agreement, he would not be entitled to receive the Transition Payments, and that those Transition Payments constitute consideration for his obligations reflected herein.

2.    Forgiveness of Mr. Mayhew’s Retention Bonus. On April 20, 2022, Mr. Mayhew and Ontrak entered into a Retention Bonus Agreement. Pursuant to the Retention Bonus Agreement, Ontrak paid Mr. Mayhew the first installment of a Retention Bonus. The first installment was $35,000. Pursuant to Paragraph 6 of the Retention Bonus Agreement, Ontrak has the right to Recoup this first installment from Mr. Mayhew if he left Ontrak within one year of executing the Retention Bonus Agreement – thus on or before April 20, 2023. Mr. Mayhew now plans to leave Ontrak before that date. Mr. Mayhew agrees and acknowledges that he is therefore obligated to repay the first installment of the Retention Bonus to Ontrak. However, Ontrak will forgive this requirement and release Mr. Mayhew from his obligation to repay the first installment of the Retention Bonus if Mr. Mayhew signs this Agreement and fulfills each and every obligation contained herein. If Mr. Mayhew does not sign the Agreement, rescinds the Agreement, or violates one or more of the provisions of the Agreement, he understands, agrees and consents that he must repay the first installment of the Retention Bonus within 30 days thereafter.

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3.    Release. In return for the Transition Payments and Forgiveness of the Retention Bonus offered by Ontrak, and other agreements of Ontrak stated herein, Mr. Mayhew shall sign the Release, which is incorporated herein by reference, and under his other obligations reflected in this Agreement.

4.    Restrictive Covenants. Mr. Mayhew and Ontrak agree that Mr. Mayhew shall no longer be bound by Paragraph 2.4 of the Employment Agreement, but that Mr. Mayhew remains bound by the obligations set forth in Paragraphs 6, 7, 8, 9 and 10 (and their sub-paragraphs) of the Employment Agreement. Mr. Mayhew reaffirms those commitments and agrees that they are valid and enforceable.

5.    Transition Assistance. Mr. Mayhew agrees to provide transition assistance to Ontrak during the Transition Period. During this time, Mr. Mayhew agrees to assist Ontrak, as well as its Board of Directors, managers and employees with any tasks or work connected with his previous duties or responsibilities as CEO, or with any other work for which Ontrak requests assistance during the Transition Period.

6.    Non-Disparagement. Mr. Mayhew agrees not to disparage, make negative comments regarding, criticize or defame Ontrak, or Ontrak’s products, services, employees, directors, officers, advisors or agents, for a period of two years following execution of this Agreement.

7.    Additional Compensation. Mr. Mayhew acknowledges that he has no right to additional compensation from Ontrak, and affirms that he has received all wages and compensation that he is entitled to as a result of his employment with Ontrak and the separation of that employment.

8.    Invalidity. If any one or more of the provisions of the Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in the Agreement will not in any way be affected or impaired thereby.

9.    Assignment. The parties agree that the rights and obligations under the Agreement shall inure to and be binding upon Ontrak, and its successors and assigns, but the rights and obligations of Mr. Mayhew pursuant to the Agreement are personal and may not be assigned to any other person or entity.

10.    Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.    Entire Agreement. The terms of the Agreement supersede and terminate any and all prior oral and/or written agreements and communications between the parties, except for the provisions of the Employment Agreement referenced herein. The parties agree that the Agreement contains all of the agreements between them, and that they have no other written or oral agreements.

12.    Modification. This Agreement may not be modified except in a writing signed by all parties.

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13.    Voluntary and Knowing Action. The parties acknowledge that they have had sufficient opportunity to review their claims and the Agreement with their attorneys and that they have read and understand the terms of the Agreement. Mr. Mayhew acknowledges that he has been advised to have counsel review this Agreement and that he has voluntarily and knowingly entered into the Agreement.

Dated:     August 1, 2022
/s/ Jonathan Mayhew

Dated: August 2, 2022
By: /s/ Sandy Gyenes    Its: SVP, Human Resources

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EXHIBIT A RELEASE

I.    Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.    “I”, “me”, and “my” include both me, Jonathan Mayhew and anyone who has or obtains any legal rights or claims through me.

B.    “Ontrak” means Ontrak Inc., and any entity related to it in the present or past including, without limitation, its predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions, as well as the directors, committees, and employees, directors, officers, advisors and agents of Ontrak and each of its affiliates, and anyone who acted on behalf of Ontrak or its affiliates.

C.    “Release” means this Release Agreement.

D.    “My Claims” means all of my rights that I now have to any relief of any kind from Ontrak, including all claims for compensation of any kind, such as bonuses, commissions, stock-based compensation, overtime pay, vacation pay, expense reimbursements, back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages, and all claims for attorneys’ fees, costs, and interest for any of the following:

1.    all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or any other alleged unlawful practices, arising under the Age Discrimination in Employment Act (“ADEA”).

2.    all claims, excluding My Claims under Paragraph I(D)(1),

(a)    for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, my activities, if any, as a “whistleblower,” defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, and violation of any other principle of common law;

(b)    for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment

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and Retraining Notification Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes; and

(c)    any other claims arising out of or relating to my hiring by, employment with, or separation from Ontrak, including but not limited to those asserted in my Claims against Ontrak, excluding My Claims under Paragraph I(D)(1).

Notwithstanding the foregoing, “My Claims” do not include any claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Release.

II.    Agreement to Release My Claims.

A.    I am receiving satisfactory consideration from Ontrak to which I am not otherwise entitled by law, contract, or under any policy of Ontrak. I agree to give up, release and dismiss all My Claims against Ontrak in exchange for that consideration. I will waive all of My Claims, and will not bring any complaints or make any other demands against Ontrak based on My Claims. The consideration I am receiving is a full and fair payment for the release of all My Claims. Ontrak does not owe me anything in addition to what I will be receiving.

B.    I understand and acknowledge that the consideration outlined above is in addition to anything of value that I would be entitled to receive from Ontrak if I did not sign this Release. In exchange for that consideration, and by executing this Release, I agree to waive all of My Claims. I will not bring any complaints against Ontrak, or make any demands against Ontrak for compensation or damages, based on My Claims. The consideration that I am receiving is a full and fair payment for the release of My Claims.

C.    This Release does not purport to limit any right I may have to file a charge under Title VII, ADEA, ADA, Section 1981 or any other civil rights statute, regulation, or ordinance, or to participate in an investigation or proceeding conducted by the EEOC or other anti-discrimination agency. It is my intention, however, to release any right to recover damages under Title VII, ADA, Section 1981 and other civil rights statutes, regulations, and ordinances for My Claims.

D.    Nothing contained in this Agreement is intended to operate as a waiver, release or to commute rights I have or may have to unemployment benefits or to file a claim as authorized by Section 18C of the Fair Labor Standards Act, 29 USC 218C, for retaliation under the Affordable Care Act.

III.    Waiver of California Civil Code Section 1542 or Similar Statute. I represent that I am not aware of any claims against Ontrak other than the claims that are released by this Agreement. I agree to waive the provisions of California Civil Code Section 1542 and any provisions in any other jurisdiction similar to that of California Civil Code Section 1542, which provides as follows:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Accordingly, I agree knowingly to waive any rights I may have under any statute or common law principles in any other jurisdiction in the United States of similar effect.

IV.    Voluntary and Knowing Release. I understand and acknowledge that I am hereby being advised by Ontrak to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that Ontrak has advised me to consult with an attorney. I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by Ontrak except as specifically set forth in this Release and my corresponding Settlement Agreement. I am voluntarily releasing My Claims against Ontrak. I intend my Release to be legally binding.

V.    Period to Consider the Release. I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

VI.    My Right to Rescind this Release. I understand that I may rescind the Release of My Claims under Paragraph I(D)(1) at any time within seven (7) days after I sign it, not counting the day upon which I sign it (the “Rescission Period”). The Release of My Claims under Paragraph I(D)(1) will not become effective or enforceable unless and until the 7-day Rescission Period has expired without my rescinding it. The Release of My Claims under Paragraph I(D)(2) shall be immediately effective and enforceable upon my execution of this Release, and may not be rescinded.

VII.    Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Ontrak’s counsel by hand or by mail within the 21-day period that I have to consider this Release. To rescind the Release of My Claims under Paragraph I(D)(1), I must deliver a written, signed statement that I rescind my acceptance to Ontrak’s counsel by hand or by mail within the 7-day rescission period. All deliveries must be made to Ontrak at the following address:

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SANDY GYENES
SVP, HUMAN RESOURCES
Ontrak, Inc. (formerly Catasys, Inc.) 2200 Paseo Verde Parkway, #280
Henderson, NV 89052

If I choose to deliver my acceptance or the rescission of the Release of My Claims under Paragraph I(D)(1) by mail, it must be:

(1)    postmarked within the period stated above; and

(2)    properly addressed to Ontrak address stated above.

VIII.    Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to waive all of My Claims against Ontrak. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to the rest of My Claims.

IX.    My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Ontrak. No child support orders, garnishment orders, or other orders requiring that money owed to me by Ontrak be paid to any other person are now in effect. I have returned to Ontrak all Company property, equipment, and records in my possession or control.

Dated:

8/1/2022

/s/ Jonathan Mayhew

Jonathan Mayhew

Witnessed:

Dated:

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